Southwest Iowa Renewable Energy, LLC Announces Results for Fiscal 2016

Council Bluffs, Iowa ----- December 16, 2016. Southwest Iowa Renewable Energy, LLC (“ SIRE ”) announced its financial results for Fiscal 2016.

Results for Fiscal 2016 and 2015 (Amounts in 000's, except Book Value per unit)

	Fiscal 2016	Fiscal 2015

Net Income	$5,093	$13,761
Operating Income	6,575	21,096
Modified EBITDA	17,715	13,761

Total Debt	$31,544	$35,733
Book Value (Members' Equity)	103,077	101,316
Book Value per basic unit	$7,734	$7,602

SIRE reported net income of $5.1 million or $382.16 per basic unit for Fiscal 2016, compared to a net income of $13.8 million or $1,032.57 per basic unit for Fiscal 2015.

Modified EBITDA was $17.7 million for Fiscal 2016, compared to $29.2 million for Fiscal 2015. This is defined as net income plus interest expense net of interest income, plus depreciation and amortization, or EBITDA, then adjusted for unrealized hedging losses, gain on involuntary conversion, and other non-cash credits and charges to net income.

SIRE had $3.1 million in cash and cash equivalents and $26.6 million available under revolving loan agreements, for total cash and available borrowings of $29.7 million at September 30, 2016.

Brian Cahill, SIRE's President and CEO stated, “During Fiscal 2016, margins dropped compared to Fiscal 2015 . Demand for ethanol continues to be strong with the lower prices, both in the U.S. and abroad."
"We continue to explore additional sources of profit, including collaborating with partner firms providing new revenue streams for SIRE, as well as continuing to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, with a balance of optimizing the yield and profit."
"During Fiscal 2016, we continued progress reducing debt and improving our balance sheet. We continued to lower production costs with the addition of capital improvements that increased efficiencies for the plant. The last quarter of Fiscal 2016 showed improved margins compared to the first three quarters."

2016 Highlights

•	SIRE reduced the Farm Credit Services of America/Cobank term loan by $6.0 million, from $24.0 million down to $18.0 million

•	SIRE declared a dividend of $ 250 per unit, which was paid in August, 2016

•	SIRE completed construction of a new fermenter and a CO2 pre-condenser

•	SIRE continued utilizing the Enogen corn in its ethanol production

"Our book value per share is now $7,734 per unit," continued Cahill, "with $ 382.16 profit per basic unit for Fiscal 2016."

During Fiscal 2016, SIRE sold 124.5 million gallons of ethanol. Cahill commented, "Margins continue to be tight, as the low price of corn has been matched by the low price of oil and ethanol. The EPA volumes are higher than earlier EPA proposals and have been raised to the statutory limits of RFS2. We expect Fiscal 2017 to see continued tight margins, with a high focus on efficiency in the industry."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon-per-year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “ 1995 Act ” ).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Statements of Operations (Dollars in thousands except for per unit amounts)
	September 30, 2016	September 30, 2015
Revenues	$223,326	$242,117
Cost of Goods Sold
Cost of goods sold-non hedging	211,703	218,744
Realized & unrealized hedging (gains) losses	460	(481)
	212,163	218,263
Gross Margin	11,163	23,854
General and administrative expenses	4,588	4,843
(Gain) on involuntary conversion	—	(2,085)
Operating Income	6,575	21,096
Other Expense	1,482	7,335
Net Income	$5,093	$13,761
Weighted Average Units Outstanding -basic	13,327	13,327
Weighted Average Units Outstanding -diluted	13,327	15,352
Income per unit -basic	$382.16	$1,032.57
Income per unit -diluted	$382.16	$922.33

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	Fiscal 2016	Fiscal 2015
	in 000's (except per unit)	in 000's (except per unit)
EBITDA
Net Income	$5,093	$13,761
Interest Expense, Net	1,393	1,914
Depreciation	11,785	11,618
EBITDA	18,271	27,293

Unrealized Hedging (gain)	(1,016)	(1,695)
Loss from debt extinguishment	—	4,700
Change in fair value of put option liability	460	940
(Gain) on involuntary conversion	—	(2,085)
Modified EBITDA	$17,715	$29,153

Statistical Information

	Fiscal 2016		Fiscal 2015
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Ethanol	$172,767	77.4%	$185,706	76.7%
Distiller's Grains	40,570	18.1%	46,141	19.0%
Corn Oil	8,696	3.9%	9,082	3.8%
Other	1,293	0.6%	1,188	0.5%

Condensed Balance Sheets
(Dollars in thousands)

	September 30, 2016	September 30, 2015
Assets
Current Assets
Cash and restricted cash	$3,139	$3,335
Accounts receivable	13,607	3,764
Inventory	9,937	14,298
Other current assets	558	1,146
Total Current Assets	27,241	22,543
Net property and equipment	122,572	129,420
Other assets	2,423	2,513
Total Assets	$152,236	$154,476

Liabilities and Members' Equity
Current Liabilities
Accounts payable, accrued expenses and derivatives	$11,415	$11,587
Current maturities of notes payable	6,517	6,506
Total Current Liabilities	17,932	18,093
Total Long Term Liabilities	31,227	35,067
Total Members' Equity	103,077	101,316
Total Liabilities and Members' Equity	$152,236	$154,476

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392